Exhibit 5.1

The New York Times Building

37th Floor

620 Eighth Avenue

New York, NY 10018-1405

212.808.2700

Fax 212.286.9806

December 21, 2018

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, NY 11790

Re:	Public Offering

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-218158) (the “Registration Statement”), filed by Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) and with an effectiveness date of May 26, 2017. We are rendering this opinion in connection with the prospectus supplement (the “Prospectus Supplement”), filed with the Commission on December 21, 2018 relating to the offering by the Company of 6,325,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock” and such shares of Common Stock, the “Shares”), and warrants to purchase 6,325,000 shares of Common Stock (the “Warrants” and such shares of Common Stock underlying the Warrants, the “Warrant Shares”), which includes 825,000 shares of Common Stock and warrants to purchase 825,000 shares of Common Stock subject to an over-allotment option granted to Maxim Group LLC, which Shares, Warrants and Warrant Shares are covered by the Registration Statement. We understand that the Shares, the Warrants and the Warrant Shares are to be offered and sold in the manner set forth in the Prospectus Supplement pursuant to the Underwriting Agreement, dated as of December 21, 2018, by and between the Company and Maxim Group LLC (such agreement, the “Underwriting Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement. Capitalized terms used but not defined herein shall have the meanings given to them in the Underwriting Agreement.

We have acted as your counsel in connection with the preparation of the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors and Pricing Committee thereof of the Company (the “Board of Directors”) in connection with the authorization, issuance and sale of the Shares, the Warrants and the Warrant Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to, the Registration Statement, the prospectus included in the Registration Statement, the Prospectus Supplement, the Underwriting Agreement, the Company’s certificate of incorporation, as amended, the Company’s amended and restated bylaws, certain resolutions of the Board of Directors and Pricing Committee thereof, corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

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www.pepperlaw.com

Applied DNA Sciences, Inc.

December 21, 2018

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of the originals of such certified, conformed, photostatic or facsimile copies and that the Shares, the Warrants and the Warrant Shares will be issued against payment of valid consideration under applicable law. In addition, we have assumed that the Shares, the Warrants and the Warrant Shares will be offered in the manner and on the terms identified or referred to in the Prospectus Supplement. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (1) the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable; (2) the Warrants have been duly authorized and, when executed, registered and delivered and paid for in the manner contemplated by the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and (3) the Warrant Shares have been duly authorized and, upon issuance, delivery and payment therefore upon valid exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion above with respect to the Warrants is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Applied DNA Sciences, Inc.

December 21, 2018

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP